United States securities and exchange commission logo





                      September 22, 2023

       Thomas A. Ellman
       Chief Financial Officer
       GATX Corporation
       233 South Wacker Drive
       Chicago, IL 60606-7147

                                                        Re: GATX Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 001-02328

       Dear Thomas A. Ellman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation